UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   April 27, 2004

Regal Entertainment Group

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31315	02-0556934
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9110 East Nichols Avenue, Suite 200, Centennial, CO		80112
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 303-792-3600

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5.           Other Events and Regulation FD Disclosure.

On April 27, 2004, the board of directors of Regal Entertainment Group (“Regal”) declared a cash dividend in the amount of $0.18 per share of Class A and Class B common stock, payable on June 15, 2004 to the Class A and Class B common stockholders of record on June 1, 2004.

On April 27, 2004, Regal announced its pending acquisition of a total of 37 theatres and 384 screens from three separate theatre circuits.  Regal entered into an agreement on April 26, 2004 with Signature Theatres to acquire 30 theatres comprising 309 screens in California and Hawaii.  Regal also has signed agreements to acquire an additional seven theatres and 75 screens in the Northeast.  Consummation of each of these announced acquisitions is subject to customary closing conditions.  Regal expects the transactions to close during the second and third fiscal quarters of 2004.

Item 12.    Results of Operations and Financial Condition.

On April 27, 2004, Regal announced its financial results for its first quarter ended April 1, 2004. A copy of the earnings release is furnished to the United States Securities and Exchange Commission (the “Commission”) with this current report on Form 8-K as exhibit 99.1.  The earnings release contains certain non-GAAP financial measures for the periods set forth therein, including earnings per diluted share, excluding merger and restructuring expenses and amortization of deferred stock compensation (net of related tax effect).  The most directly comparable GAAP financial measure to this non-GAAP financial measure is earnings per diluted share, which is set forth in the earnings release and below for the relevant periods set forth in the earnings release:

	Quarter Ended
	April 1, 2004	March 27, 2003

Earnings per diluted share	$0.16	$0.26

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the earnings release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAL ENTERTAINMENT GROUP

Date: April 27, 2004	By:	/s/ Amy E. Miles
		Name:	Amy E. Miles
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description
99.1	Regal Entertainment Group Earnings Press Release Dated April 27, 2004